Exhibit 23.3
CONSENT OF JOHN T. BOYD COMPANY
The undersigned hereby consents to the references to our firm in the form and context in which they appear in (i) the Annual Report on Form 10-K of Hi-Crush Partners LP for the fiscal year ended December 31, 2017 and (ii) the Quarterly Reports on Form 10-Q of Hi-Crush Partners LP for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018. We hereby further consent to the use in such Form 10-K and Form 10-Qs of information contained in our reports setting forth the estimates of reserves as of December 31, 2017. We hereby further consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-217966 and No. 333-214888) and Forms S-8 (No. 333-215511 and No. 333-187796) of Hi-Crush Partners LP of such information.
Respectfully submitted,
JOHN T. BOYD COMPANY

By: /s/ Authorized Person
Name:     Authorized Person
Title:     Authorized Officer

February 14, 2018